EXHIBIT 8

                             SHAREHOLDER AGREEMENT

     THIS SHAREHOLDER AGREEMENT (this "Agreement") is made and entered into as of November 24, 2002, by and among MAPICS, Inc., a Georgia corporation ("MAPICS"), Frontstep, Inc., an Ohio corporation ("Frontstep"), and the undersigned (the "Shareholder").

                                    Preamble

     The Shareholder desires that MAPICS, FP Acquisition Sub, Inc., a wholly owned subsidiary of MAPICS ("Sub"), and Frontstep enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into Frontstep (the "Merger"); and

     The Shareholder and Frontstep are executing this Agreement as an inducement to MAPICS to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement.

     Capitalized terms used and not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the execution and delivery by MAPICS and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:


                  ARTICLE 1 REPRESENTATIONS AND WARRANTIES OF
                                  SHAREHOLDER

         The Shareholder represents and warrants to MAPICS:

1.1  Beneficial Owner.

     The Shareholder is the record or beneficial owner of the number of shares (such "Shareholder's Shares") of common stock, no par value, of Frontstep ("Frontstep Common Stock") set forth below such Shareholder's name on the signature page hereof. Except for the Shareholder's Shares (which definition shall include any other form of securities convertible into Frontstep Common Stock) and any other shares of Frontstep Common Stock subject hereto, the Shareholder is not the record or beneficial owner of any shares of Frontstep Common Stock. The Shareholder has the legal capacity and authority to enter into and perform all of the Shareholder's obligations under this Agreement. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder, enforceable in accordance with its terms.

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1.2  No Breach by Agreement.

     Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shareholder's Shares are subject. If the Shareholder is married and the Shareholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Shareholder of the transactions contemplated hereby will not (i) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Shareholder or the Shareholder's Shares or (ii) conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any such Shareholder's properties or assets may be bound.

1.3  No Lien.

     The Shareholder's Shares and the certificates representing such shares are now, and at all times during the term hereof will be, held by the Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

1.4  No Brokers.

     No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Shareholder.

1.5  Investment Intent; Accredited Investor.

     The Shareholder is not acquiring any MAPICS Common Stock with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States of America or any state thereof. The Shareholder acknowledges that such Shareholder (i) has such knowledge and experience in business and financial matters and with respect to investments in securities to enable the Shareholder to understand and evaluate the risks of an investment in the MAPICS Common Stock to be acquired by the Shareholder and to form an investment decision with respect thereto and is able to bear the risk of such


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investment for an indefinite period and to afford a complete loss thereof and
(ii) is an "accredited investor" as defined in Rule 501 of Regulation D under the Securities Act.

1.6  Acknowledgement.

     The Shareholder understands and acknowledges that MAPICS is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. The Shareholder acknowledges that the irrevocable proxy set forth in Section 2.3 is granted in consideration for the execution and delivery of the Merger Agreement by MAPICS and Sub.

              ARTICLE 2 SHAREHOLDER COVENANTS AND AGREEMENT; GRANT
                                   OF PROXY

     The Shareholder agrees with, and covenants to, MAPICS as follows:

2.1  Voting Agreements.

     (a) At any meeting of shareholders of Frontstep called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Shareholders' Meeting"), the Shareholder shall vote (or cause to be voted) the Shareholder's Shares in favor of the Merger, the execution and delivery by Frontstep of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of MAPICS Common Stock.

     (b) At any meeting of shareholders of Frontstep or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Shareholder shall vote (or cause to be voted) such Shareholder's Shares against (i) any Acquisition Proposal (other than the Merger), any amendment of Frontstep's Articles of Incorporation or Code of Regulations or other proposal or transaction involving Frontstep or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement, (iii) any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Frontstep under the Merger Agreement or this Agreement; and (iv) except as otherwise agreed to in writing in advance by MAPICS, against any of the following actions or agreements (other than the Merger Agreement or the transactions contemplated thereby): (A) any action or agreement that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone or attempt to discourage or adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement; (B) any change in the management or Board of Directors of Frontstep, except as contemplated by the Merger Agreement; (C) any change in the present capitalization or dividend policy of Frontstep; or (D) any other material change in Frontstep's corporate structure or business;


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provided, however, notwithstanding anything to the contrary herein contained, the Shareholder may vote, consent or give approval with respect to such Shareholder's Shares in favor of (w) any amendment of Frontstep's Articles of Incorporation or Code of Regulations, (x) any change in the present capitalization of Frontstep, (y) any change in the management or Board of Directors of Frontstep, and (z) any transaction (including a series of related transactions), in each case if the action on which such vote, consent or other approval is sought relates to (I) the issuance of voting securities of Frontstep (or debt or equity securities of Frontstep exchangeable for or convertible into voting securities of Frontstep) which immediately following the issuance thereof (treating in the case of the issuance of debt or equity securities of Frontstep exchangeable for or convertible or exerciseable into voting securities of Frontstep, as if the maximum number of voting securities issuable upon the exchange, conversion or exercise thereof had been issued at the time of the issuance of such debt or equity securities) constitutes no more than forty percent (40%) of the total voting power of Frontstep, or (II) the sale or other disposition (other than in the ordinary course of business) of assets of Frontstep that, in the aggregate with all other such sales or dispositions made or agreed to be made, constitute less than the greater of (x) twenty-five percent (25%) of the book value of all tangible assets of Frontstep or (y) twenty-five percent (25%) of the annual revenue generating capacity of Frontstep. Notwithstanding anything to the contrary contained in this Agreement, each Shareholder who is also a member of the Board of Directors of Frontstep shall be free to act in such Shareholder's capacity as a member of the Board of Directors of Frontstep and to discharge such Shareholder's fiduciary duty as such. The provisions of this Section 2.1 shall constitute a voting trust under Section 1701.49 of the Ohio Revised Code.

2.2  Certain Covenants.

     (a) Transfer. The Shareholder shall not, except pursuant to this Agreement
(i) transfer (which term shall include, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shareholder's Shares or any interest therein, except pursuant to the Merger; enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shareholder's Shares or any interest therein, (iii) grant any proxy, power of attorney or other authorization in or with respect to the Shareholder's Shares, except for this Agreement, or (iv) deposit the Shareholder's Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shareholder's Shares; provided, that the Shareholder may transfer (as defined above) any of the Shareholder's Shares to any other person who is on the date hereof, or to any family member of a person or charitable institution which prior to the Shareholders Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of the Shareholder hereunder.

     (b) Exchange of Shares; Waiver of Rights of Appraisal. If the requisite number of the holders of Frontstep Stock approve the Merger and the Merger Agreement, the Shareholder's Shares shall, pursuant to the terms of the Merger Agreement, be exchanged for the consideration provided in the Merger Agreement. The Shareholder hereby waives any rights of appraisal with respect to the Merger, or rights to dissent from the Merger, that such Shareholder may have.

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

     (c) Other Offers. The Shareholder shall not, nor shall Shareholder permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of, any Acquisition Proposal or
(ii) participate in any discussions or negotiations regarding, or furnish to any Person or "Group" (as such term is defined in Section 13(d) under the Exchange Act) any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an investment banker, attorney or other adviser or representative of the Shareholder, whether or not such person is purporting to act on behalf of the Shareholder or otherwise, shall be deemed to be in violation of this Section 2.2(c) by the Shareholder; provided, that it is hereby acknowledged and agreed that neither Morgan Stanley & Co. nor any of its Affiliates is acting as an investment banker, adviser or representative to the Company. "Acquisition Proposal" does not include the Merger and the other transactions contemplated by the Merger Agreement or any transfer expressly permitted by the proviso to Section 2.2(a).

     (d) Confidentiality. The Shareholder recognizes that successful consummation of the transactions contemplated by this Agreement may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, pending public disclosure thereof, each Shareholder hereby agrees not to disclose or discuss such matters with anyone not a party to this Agreement (other than counsel and advisors, if any) without the prior written consent of MAPICS, except for filings required pursuant to the Exchange Act and the rules and regulations thereunder or disclosures such Shareholder's counsel advises are necessary in order to fulfill such Shareholder's obligations imposed by laws, in which event such Shareholder shall give notice of such disclosure to MAPICS as promptly as practicable so as to enable MAPICS to seek a protective order from a court of competent jurisdiction with respect thereto.

     (e) No Inconsistent Agreements. The Shareholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions of this Agreement.

2.3  Grant of Irrevocable Proxy; Appointment of Proxy.

     (a) The Shareholder hereby irrevocably grants to, and appoints, MAPICS and Richard Cook, President and Chief Executive Officer of MAPICS, in his capacity as officer of MAPICS, and any individual who shall hereafter succeed to any such office of MAPICS, and each of them separately, the Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote the Shareholder's Shares, or grant a consent or approval in respect of such Shares (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, provided that the terms of the Merger Agreement shall not have been amended to reduce the consideration payable in the Merger to a lesser amount of

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MAPICS Common Stock, and against any Acquisition Proposal, other than transactions permitted by the proviso set forth in Section 2.1(b).

     (b) The Shareholder represents that any proxies heretofore given in respect of the Shareholder's shares that may still be in effect are not irrevocable, and that any such proxies are hereby revoked.

     (c) The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2.3 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 1701.48 of the Ohio Revised Code.

2.4  Agreement as to Certain Events.

     The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shareholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Shareholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Frontstep affecting the Frontstep Common Stock, or the acquisition of additional shares of Frontstep Common Stock or other voting securities of Frontstep by any Shareholder, the number of Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Frontstep Common Stock or other voting securities of Frontstep issued to or acquired by the Shareholder. The Shareholder agrees, subject to the terms and conditions of the Restructuring Agreement and the following provisions of this Section 2.4, at the request of MAPICS, to exercise, exchange or convert any of such Shareholder's options (or other securities convertible into Frontstep Common Stock) to acquire additional shares of Frontstep Common Stock ("Rights") into Shares of Frontstep Common Stock, so as to constitute After-Acquired Shares under this Agreement; provided, however, that MAPICS shall not require the exercise of any such stock options, at any time when the exercise price of such stock option is more than the then-current market price of shares of Forest Common Stock. Notwithstanding the foregoing, the Shareholder shall have no obligation to exercise the Series A Warrants and the Convertible Notes. In order to facilitate the exercise at the request of MAPICS of any such Right, MAPICS shall loan to any requesting Shareholder funds sufficient to allow such Shareholder to exercise the Right. Such loan shall be non-recourse (except with respect to pledged securities), shall not be interest bearing, shall be due and payable upon the earlier of acquisition by MAPICS of the After-Acquired

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Shares, consummation of the Merger or termination of this Agreement and shall be secured by a pledge of the shares of Frontstep Common Stock acquired upon exercise of such Right. Each Shareholder hereby agrees to promptly notify MAPICS in writing of the number of After-Acquired Shares that may be acquired by such Shareholder, if any, after the date hereof. "After-Acquired Shares" means any shares of Frontstep Common Stock acquired directly or indirectly, or otherwise beneficially owned, by any of the Shareholders in any capacity after the date hereof and prior to the termination hereof, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of a purchase, dividend, distribution, gift, bequest, inheritance or as a successor in interest in any capacity (including a fiduciary capacity) or otherwise; and the phrases "beneficially own" or "beneficial ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing (without duplicative counting of the same securities by the same holder, securities beneficially owned by a person shall include securities beneficially owned by all other persons with whom such Person would constitute a "group" within the meaning of Rule 13d-5 of the Exchange Act).

2.5  Stop Transfer; Legends.

     Frontstep agrees with, and covenants to, MAPICS that Frontstep shall not register the transfer of any certificate representing any of the Shareholder's Shares, unless such transfer is made to MAPICS or Sub or otherwise in compliance with this Agreement. The Shareholder agrees that the Shareholder will tender to Frontstep, within five business days after the date thereof, any and all certificates representing such Shareholder's Shares and Frontstep will inscribe upon such certificates the following legend: "The shares of Common Stock, no par value, of Frontstep, Inc. represented by this certificate are subject to a Shareholders Agreement dated as of November 24, 2002, and may not be sold or otherwise transferred, except in accordance therewith. Copies of such Agreement may be obtained at the principal executive offices of Frontstep, Inc."

2.6  Standstill.

     Shareholder agrees that, for a period of two years from the Effective Time, unless such shall have been specifically invited in writing by MAPICS, neither Shareholder nor any of its directors, officers or employees (collectively, "Representatives"), will in any manner, directly or indirectly,
(a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of MAPICS or any of its Subsidiaries; provided that Shareholder may acquire shares of MAPICS equal to or less than five percent (5%) of the number of shares issued to Shareholder in the Merger, (ii) any tender or exchange offer, merger or other business combination involving MAPICS or any of its Subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to MAPICS or any of its Subsidiaries, or (iv) any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of MAPICS, (b) form, join or in any way participate in a "group" (as defined under the 1934 Act) other than any "group" that may be deemed to be formed by this Agreement or by the Investor Rights Agreement, (c) otherwise act,

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alone or in concert with others, to seek to control or influence the management, board of directors or policies of MAPICS, (d) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Shareholder also agrees during such period not to request MAPICS (or its directors, officers, employees, advisors or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

     Shareholder acknowledges that Shareholder is aware (and that its Representatives who are apprised of this matter have been advised) that the United States securities laws prohibit Shareholder, its Representatives, and any person who has received material non-public information about MAPICS from purchasing or selling securities of MAPICS or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information.

     Solely for the purposes of this Section 2.6, the term "Shareholder" shall mean Lawrence J. Fox, Fallen Angel Equity Fund, L.P., Fallen Angel Capital, L.L.C., MSDW Venture Partners IV, Inc., MSDW Venture Partners IV, L.L.C., Morgan Stanley Dean Witter Venture Partners IV, L.P., Morgan Stanley Dean Witter Venture Investors IV, L.P., Morgan Stanley Dean Witter Venture Offshore Investors IV, L.P., Morgan Stanley Dean Witter Equity Funding, Inc., Originators Investment Plan, L.P., or MSDW OIP Investors, Inc., as applicable.

2.7  Lock-up.

     Shareholder agrees that for a period beginning upon the Effective Time of the Merger and ending 180 days thereafter, the Shareholder will not, directly or indirectly (x) make, agree to or cause any offer, sale (including short sale), loan, pledge, or other disposition of, or grant any options, rights or warrants to purchase with respect to, or otherwise transfer or reduce any risk of ownership of, directly or indirectly, any MAPICS Common Stock or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of MAPICS Common Stock (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of MAPICS Common Stock, in cash or otherwise), nor will the undersigned make any demand for or exercise any right with respect to the registration of MAPICS Common Stock, without the prior written consent of MAPICS, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that nothing contained herein shall prohibit (i) the exercise of stock options or other purchases of MAPICS Common Stock under stock option plans or other incentive compensation arrangements for employees or directors previously approved by MAPICS's Board of Directors or (ii) the gift, pledge or assignment of any such securities without the prior consent of MAPICS if the donee, pledgee or assignee agrees, in writing delivered to MAPICS within five days after such gift, pledge or assignment, to be bound by the terms of this letter. The Shareholder consents to the entry of stop-transfer instructions with MAPICS's transfer agent against the transfer of, and authorizes MAPICS to cause the transfer agent to decline to transfer, any of the above-described

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securities owned beneficially or of record by the undersigned. Notwithstanding the foregoing, if MAPICS amends or waives the terms of this Section 2.7 for any Shareholder (other than a Shareholder who immediately following the Merger is an employee of MAPICS or the Surviving Corporation), without any further action on the part of MAPICS or any other Person, this Section 2.7 shall be amended and waived for all other Shareholders.

2.8  Release of Claims

     Except for the rights of the Shareholder to reimbursement of expenses in accordance with the terms of the Merger Agreement and any rights to which Shareholder or its Representatives are entitled under Section 8.14 of the Merger Agreement, Shareholder, on behalf of itself, its Representatives, heirs, executors, administrators, successors, and assigns, effective as of the Effective Time (i) fully and completely releases and discharges Frontstep, its affiliates (prior to the Effective Time), and each of their respective officers, directors and employees (each a "Released Party") from any claim, liability, damage, cost, action, cause of action, expense or other obligation that Shareholder has or may have against any Released Party based upon, related to or in any way arising out of any acts, whether of omission or commission, of any Released Party relating to the Merger, or other events occurring or circumstances existing at or prior to the Effective Time of the Merger, and
(ii) agrees never to commence, aid in any way, or prosecute against any Released Party any action, lawsuit, or other proceeding based upon any claims, demands, causes of action, obligations, damages, or liabilities covered by this
Section 2.8.

2.9  Conflict with Investor Rights Agreement

     The Shareholder, as a party to that certain Amended and Restated Investor Rights Agreement dated March 7, 2002 (the "Investor Rights Agreement"), hereby consents that, to the extent Section 2.1, Section 2.2, Section 2.3, Section 2.6 or Section 2.7 of this Agreement conflicts with the Investor Rights Agreement, this Agreement will control; provided, however, that should the Merger fail to close for any reason, the Investor Rights Agreement shall control and the Shareholders shall continue to be bound by its provisions. The Investor Rights Agreement will terminate on consummation of the Merger and the Closing of the Merger Agreement.

2.10 Further Assurances; Public Disclosure.

     The Shareholder shall, upon request of MAPICS, execute and deliver any additional documents and take such further actions as may reasonably be deemed by MAPICS to be necessary or desirable to carry out the provisions hereof and to vest the power to vote such Shareholder's Shares as contemplated by Section
2.3 in MAPICS and the other irrevocable proxies described therein at the expense of MAPICS. The Shareholder hereby agrees that, subject to the Shareholder's right of prior review and reasonable opportunity to comment, MAPICS may publish and disclose in the Joint Proxy Statement (including all documents and schedules filed with the SEC), such

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Shareholder's identity and ownership of Frontstep Common Stock and the nature of such Shareholder's commitments, arrangements and understandings under this Agreement.

                  ARTICLE 3 REGULATORY APPROVALS; TERMINATION

3.1  Regulatory Approvals.

     Each of the provisions of this Agreement is subject to compliance with applicable regulatory conditions and receipt of any required regulatory approvals.

3.2  Termination.

     This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms; provided that if an "Extension Event" shall have occurred as of or prior to termination of the Merger Agreement, then, for a period of nine months following such termination, (i) the rights and obligations of the parties hereto under Sections 2.1(b), 2.2(a)(ii), 2.3(a)(ii), 2.4 and 2.6 hereof shall continue in full force and effect and (ii) the Shareholder shall not transfer any or all of the Shareholder's Shares in connection with any Acquisition Proposal. For purposes of the foregoing, an "Extension Event" means any of the following events: (A) the shareholders meeting to approve the Merger Agreement shall not have been held or the approval of the Merger at such meeting by the holders of two-thirds of the outstanding shares of Frontstep Common Stock shall not have been obtained, (B) any person (other than MAPICS or any Subsidiary of MAPICS) after the date of this Agreement shall have made, or re-affirmed, or publicly disclosed an intention to make or re-affirm, an Acquisition Proposal, or (C) any person shall have formally protested any application filed with any regulatory authorities pursuant to Section 8.4(a) of the Merger Agreement by MAPICS or any of its Affiliates in connection with the Merger.

                            ARTICLE 4 MISCELLANEOUS

4.1  Definitions.

     (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

          "Acquisition Proposal" means any proposal (whether communicated to Frontstep or publicly announced to Frontstep's shareholders) by any Person (other than MAPICS or any of its Affiliates) for an Acquisition Transaction involving Frontstep or any of its present or future consolidated Subsidiaries, or any combination of such Subsidiaries, the assets of which constitute 25% or more of the consolidated assets of Frontstep as reflected on Frontstep's consolidated statement of condition prepared in accordance with GAAP.

          "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by this Agreement)

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     involving: (i) any acquisition or purchase from Frontstep by any Person or
     "Group" (other than MAPICS or any of its Affiliates) of 40% or more in interest of the total outstanding voting securities of Frontstep or any of its Subsidiaries, or any tender offer or exchange offer that if consummated would result in any Person or "Group" (other than MAPICS or any of its Affiliates) beneficially owning 40% or more in interest of the total outstanding voting securities of Frontstep or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving Frontstep pursuant to which the shareholders of Frontstep immediately preceding such transaction hold less than 60% of the equity interests in the surviving or resulting entity (which includes the parent corporation of any constituent corporation to any such transaction) of such transaction; (ii) any sale or lease (other than in the ordinary course of business), or exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of 25% or more of the assets of Frontstep; or (iii) any liquidation or dissolution of Frontstep.

          "Affiliate" of a Person means (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person; any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

          Notwithstanding the foregoing, for purposes of this Agreement, the Affiliate of any Morgan Stanley Shareholder shall be deemed to be limited solely to MSDW Venture Partners IV, Inc., MSDW Venture Partners IV, L.L.C., Morgan Stanley Dean Witter Partners IV, L.P., Morgan Stanley Dean Witter Venture Investors IV, L.P., Morgan Stanley Dean Witter Equity Funding, Inc., Originator Investment Plan, L.P., Morgan Stanley Dean Witter Venture Off-Shore Investors IV, L.P. and MSDW OIP Investors, Inc.

          "Person" means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

     (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

     Term                          Page     Term                          Page

     After-Acquired Shares............7     MAPICS...........................1
     Agreement........................1     Merger...........................1
     Extension Event.................10     Released Party...................9
     Frontstep........................1     Representatives..................7
     Investor Rights Agreement........9     Rights...........................6
     ----------------------------------     ----------------------------------

     Term                          Page     Term                          Page
     Shareholder......................1     Shareholders' Meeting............3
     Shareholder's....................1     Sub..............................1


     (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

     (d) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

4.2  Notices.

     All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Frontstep or MAPICS, to its respective address provided in the Merger Agreement; and (ii) if to the Shareholder; to such Shareholder's address shown below such Shareholder's signature on the last page hereof.

4.3  Interpretation.

     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a section, such reference shall be to a section in this Agreement unless otherwise indicated. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.4  Counterparts.

     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

4.5  Entire Agreement.

     This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

4.6  Governing Law.

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.7  No Assignment.

     Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by Section 2.2(a) and provided that MAPICS, without obtaining the consent of any other party hereto, shall be entitled to assign this Agreement or all or any of its rights or obligations hereunder (i) to any one or more Affiliates of MAPICS and (ii) to any lender to MAPICS or Sub as collateral security but no assignment by MAPICS under this Section 4.7 shall relieve MAPICS of its obligations under this Agreement. Any assignment in violation of the foregoing shall be void.

4.8  Specific Performance.

     The Shareholder agrees that irreparable damage would occur and that MAPICS would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that MAPICS shall be entitled to an injunction or injunctions to prevent breaches by the Shareholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Ohio or in Ohio state court, this being in addition to any other remedy to which they are entitled at law or in equity. The parties expressly agree and acknowledge that the State of Ohio has a reasonable relationship to the parties and/or this Agreement. As to any dispute, claim, or litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Ohio. If jurisdiction is not present in federal court, then the parties hereby agree and consent to the exclusive jurisdiction of the state courts of Franklin County, Ohio. Each party hereto hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

     If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

4.9  Amendments.

     No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

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                           [Signatures on next page]

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     IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Shareholder Agreement as of the day and year first above written.


MAPICS, INC.


By: /s/ Marty Avallone
    -----------------------
    Vice President



FRONTSTEP, INC.


By: /s/ Stephen A. Sasser
    -----------------------
    President



SHAREHOLDER:


Fallen Angel Equity Fund, L.P.
By: Fallen Angel Capital, L.L.C.

By: /s/ Barry Goldsmith
    -------------------------------------------
Name: Barry Goldsmith
Title: Member

Number of Shares
Beneficially Owned: 1,997,211